Exhibit 2.2

EXECUTION COPY

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this “Agreement”), dated as of July 10, 2005, is entered into among SPRINT CORPORATION, a corporation organized under the laws of the State of Kansas (“Sprint”), and WILLIAM L. HENNING, WILLIAM L. HENNING, JR., JOHN A. HENNING, SR., THOMAS G. HENNING, LENA B. HENNING, JOHN A. HENNING EXEMPT CLASS TRUST NO. 1, WILLIAM L. HENNING, JR. EXEMPT CLASS TRUST NO. 1, THOMAS G. HENNING EXEMPT CLASS TRUST NO. 1, CAMERON COMMUNICATIONS, L.L.C. and THE 1818 FUND III, L.P. (each is referred to as a “Shareholder” and collectively as the “Shareholders”), solely in their respective individual capacities as Shareholders of US Unwired Inc., a Louisiana corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Sprint and the Company are parties to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, whereby a wholly owned subsidiary of Sprint (“Merger Subsidiary”) has agreed to make a cash tender offer described therein and thereafter merge with and into the Company (the “Merger”), with the result that the Company becomes a wholly owned subsidiary of Sprint (capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Merger Agreement as in effect on the date hereof):

WHEREAS, the Shareholders are, except as otherwise noted on Schedule A hereto, the sole beneficial owners (including sole beneficial voting power) of the respective shares of the common stock of the Company, par value $0.01 per share (“Common Stock”), set forth below the respective Shareholder’s names on the signature page hereto (all of such shares owned by the Shareholders being hereinafter referred to as the “Existing Shares” and, together with any shares of Common Stock or other shares of capital stock of the Company acquired by any of the Shareholders after the date hereof, as the “Shares”); and

WHEREAS, as a condition and inducement to Sprint’s willingness to enter into the Merger Agreement, the Shareholders have agreed to vote all of the Shares pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual covenants and agreements contained herein and intending to be legally bound, the parties agree as follows:

1. Tender Agreement.

(a) (i) Each Shareholder shall validly tender for sale to Merger Subsidiary, pursuant to the terms of the Offer and Rule 14d-2 under the Exchange Act, no later than the tenth business day after commencement of the Offer or, if later, the fifth business day following receipt of the applicable Offer Documents, the Shares then owned of record or beneficially by such Shareholder and (ii) except as provided in clause (a)(i) above, during the time this Agreement is in effect, each Shareholder shall not transfer, sell, give, assign, distribute, hypothecate, pledge, encumber, grant a security interest in, enter into any contract, option or other agreement or understanding with respect to, or otherwise dispose of (whether by operation of law or by agreement or otherwise), any Shares, or any right, title or interest therein or thereto. Each Shareholder hereby acknowledges and agrees that Sprint’s and Merger Subsidiary’s obligation to accept for payment and pay for the Shares in the Offer, including all Shares beneficially owned by such Shareholder, is subject to the terms and conditions of the Offer and the Merger Agreement.

(b) Each Shareholder shall not, subject to applicable Law, withdraw the tender of its Shares effected in accordance with the foregoing paragraph (a); provided, however, each Shareholder may decline to tender, or may withdraw, any and all of such Shares, if (i) without the prior written consent of such Shareholder, Sprint and/or Merger Subsidiary shall amend the Offer to (A) reduce the price per share to be paid to less than $6.25 per share, net to the seller in cash, (B) reduce the number of Shares subject to the Offer, (C) change the form of consideration payable in the Offer, or (D) amend or modify any term or condition of the Offer in a manner adverse to the shareholders of the Company; or (ii) any Governmental Entity shall have issued a final, nonappealable order, decree or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting, such Shareholder from tendering Shares.

2. Voting of Shares. Until the termination of this Agreement in accordance with the terms of Section 10(a) hereof, each Shareholder hereby agrees that, at any annual, special or other meeting of the shareholders of the Company, and at any adjournment or adjournments thereof, and in connection with any action of the shareholders of the Company taken by written consent, such Shareholder will:

(a) appear in person or by proxy at each such meeting or otherwise cause the Shares beneficially owned by such Shareholder to be counted as present at such meeting for purposes of calculating a quorum; and

(b) (i) unless Sprint votes the Shares directly pursuant to the proxy granted in Section 3 hereof, vote (or cause to be voted) the Shares, in person or by proxy, approving the Merger Agreement, the Merger and any other action of the Shareholders of the Company reasonably requested by Sprint in furtherance thereof; and (ii) unless Sprint votes the Shares directly pursuant to the proxy granted in Section 3 hereof, vote (or cause to be voted) the Shares, in person or by proxy, against, and not deliver any written consent with respect to the Shares in favor of, any other Acquisition Proposal submitted for approval to the shareholders of the Company, unless Sprint instructs such Shareholder in writing to vote in favor of, or deliver a consent with respect to, such other Acquisition Proposal.

3. Proxy.

(a) Each Shareholder by this Agreement does hereby constitute and appoint Sprint, or any nominee of Sprint, with full power of substitution, during and for the Proxy Term (as hereinafter defined), as such Shareholder’s true and lawful attorney and irrevocable proxy, for and in such Shareholder’s name, place and stead, to vote the Shares as the Shareholder’s proxy, at every meeting of the Company’s shareholders or any adjournment thereof, or, as applicable, to instruct and direct or any holder of record of the Shares to vote the Shares or execute its proxy with respect to the Shares at every meeting of the Company’s shareholders or any adjournment thereof, approving the Merger Agreement, the Merger and any other action of the Company’s shareholders reasonably requested by Sprint in furtherance thereof; and against any other Acquisition Proposal submitted for approval to the Company’s shareholders unless Sprint determines to vote or consent in favor of such other Acquisition Proposal. Each Shareholder intends this proxy to be irrevocable and coupled with an interest during the Proxy Term and hereby revokes any proxy previously granted by such Shareholder with respect to the Shares. Each Shareholder acknowledges that, pursuant to the authority hereby granted under the irrevocable proxy, Sprint may vote the Shares in furtherance of its own interests, and Sprint is not acting as a fiduciary for any Shareholder.

(b) For purposes of this Agreement, “Proxy Term” means the period from the execution of this Agreement until the termination of this Agreement in accordance with the terms of Section 10(a) hereof.

(c) Each Shareholder agrees that the irrevocable proxy set forth in this Section 3 shall not be terminated by any act of the Shareholder or by operation of law, whether by the death or incapacity of the Shareholder or by the occurrence of any other event or events, other than by termination of this Agreement in accordance with the terms of Section 10(a) hereof. If prior to the termination of this Agreement, any Shareholder should die or become incapacitated, certificates representing the Shares shall be delivered by or on behalf of such Shareholder in accordance with the terms and conditions of the Merger Agreement and this Agreement, and actions taken by Sprint hereunder shall be as valid as if such death or incapacity had not occurred, regardless of whether or not Sprint has received notice of such death or incapacity.

4. Stop Transfer Instruction; Legend.

(a) Promptly following the date hereof, the Shareholders shall deliver written instructions to the Company and to the Company’s transfer agent stating that the shares may not be sold, transferred, pledged, encumbered, assigned, distributed, hypothecated, tendered or otherwise disposed of in any manner during the term of this Agreement without the prior written consent of Sprint, except as otherwise provided in Section 1(a).

(b) Promptly following the date hereof, each Shareholder shall cause a legend to be placed on the certificates (to the extent the shares are certificated) representing the Existing Shares as set forth below:

“The Securities represented by this certificate are subject to restrictions on transfer and may not be sold, transferred, pledged, assigned, hypothecated, tendered or otherwise disposed of except in accordance with and subject to the terms and conditions of the Shareholders Agreement dated July 10, 2005, between the registered holder hereof and SPRINT CORPORATION.”

(c) The parties hereto agree that the legend set forth above shall be removed and the restrictions set forth in the legend above shall be of no further force and effect, in each case, upon termination of this Agreement in accordance with Section 10(a) hereof.

5. Acknowledgment of Reliance. Each Shareholder understands and acknowledges that Sprint is pursuing the Merger (and incurring costs and expenses and foregoing other opportunities) in reliance upon such Shareholder’s execution and delivery of this Agreement.

6. No Inconsistent Agreements. Each Shareholder hereby covenants and agrees that, except for this Agreement, such Shareholder (a) has not entered, and such Shareholder shall not enter at any time while this Agreement remains in effect, into any voting agreement, voting trust or option agreement with respect to the Shares beneficially owned by such Shareholder and (b) has not granted, and such Shareholder shall not grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares beneficially owned by such Shareholder, other than the proxy granted pursuant to Section 2 hereof.

7. Representations and Warranties of the Shareholders. Each Shareholder hereby represents and warrants, severally as to such Shareholder and not jointly, to Sprint as follows:

(a) Authorization; Validity of Agreement; Necessary Action. If such Shareholder is not an individual, such Shareholder (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (ii) has full power and authority to execute and deliver this Agreement, and to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. If such Shareholder is an individual, such Shareholder has full power and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. No other actions or proceedings on the part of such Shareholder are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Shareholder and, assuming this Agreement constitutes a valid and binding obligation of Sprint and the other Shareholders, constitutes a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

(b) Ownership. The Existing Shares (as set forth on the signature page hereto) are beneficially owned by such Shareholder. As of the date hereof, the number of shares of Common Stock owned by such Shareholder is listed below such Shareholder’s name on the signature page hereto. As of the date hereof, the Existing Shares (as set forth on the signature page hereto) constitute all of the shares of Common Stock owned by such Shareholder. Except as otherwise noted on Schedule A hereto or in the Company’s annual report on Form 10-K for the period ended December 31, 2004, there are no existing agreements or arrangements between such Shareholder or any of its affiliates (other than the Company), on one hand, or the Company or any of its subsidiaries, on the other hand, relating to the Shares beneficially owned by such Shareholder or any of its affiliates (other than the Company). Such Shareholder, except as otherwise noted on Schedule A hereto or in the Company’s annual report on Form 10-K for the period ended December 31, 2004, has and will have at all times through the term of this Agreement sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in this Agreement, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares at any closing date of the Offer or the Merger, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Upon purchase by Merger Subsidiary, Merger Subsidiary will have good and marketable title to the Existing Shares

(as set forth on the signature page hereto), free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and encumbrances of any nature whatsoever, other than those resulting from actions by Sprint or Merger Subsidiary, including under any contracts or agreements pursuant to which Sprint or Merger Subsidiary is a party (“Liens”).

(c) No Violation. The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of its obligations under this Agreement will not, (a) conflict with or violate any law, ordinance or regulation of any Governmental Entity applicable to such Shareholder or by which any of its assets or properties is bound or (b) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or require redemption or repurchase of or otherwise require the purchase or sale of, or result in the creation of any Lien on, the Existing Shares of such Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or any of its Existing Shares are bound, except for any of the foregoing as would not, either individually or in the aggregate, prevent or materially delay or impair the ability of such Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d) Consents and Approvals. The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of its obligations under this Agreement will not, require such Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing (other than Exchange Act filings) with or notification to, any Governmental Entity based on the Law of any applicable Governmental Entity, except for any of the foregoing as would not reasonably be expected, either individually or in the aggregate, to prevent or materially delay or impair the ability of such Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(e) Absence of Litigation. As of the date hereof, there is no suit, action, investigation or proceeding pending or, to the knowledge of such Shareholder, threatened against such Shareholder before or by any Governmental Entity that would impair the ability of such Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f) Shareholder Has Adequate Information. Each Shareholder is a sophisticated seller with respect to the Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Shares and has independently and without reliance upon either Merger Subsidiary or Sprint and based on such information as such Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Each Shareholder acknowledges that neither Merger Subsidiary nor Sprint has made and neither makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Each Shareholder acknowledges that the agreements contained herein with respect to the Shares by such Shareholder is irrevocable, and that such Shareholder shall have no recourse to the Shares, Parent or Merger Subsidiary, except with respect to breaches of representations, warranties, covenants and agreements expressly set forth in this Agreement.

(g) No Setoff. No Shareholder has any liability or obligation related to or in connection with the Shares that would be imposed on Sprint or Merger Subsidiary as a result of this Agreement, other than the obligations to Sprint and Merger Subsidiary as set forth in this Agreement.

8. Representations and Warranties of Sprint.

(a) Authorization; Validity of Agreement; Necessary Action. Sprint is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (ii) has the corporate power and authority to execute and deliver this Agreement and the Merger Agreement, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. No other actions or proceedings on the part of Sprint are necessary to authorize the execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Merger Agreement has been duly executed and delivered by Sprint and, assuming this Agreement constitutes a valid and binding obligation of the Shareholders and the Merger Agreement constitutes a valid and binding obligation of the Company, each such agreement constitutes a valid and binding obligation of Sprint, enforceable against Sprint in accordance with its terms.

(b) No Violation. Assuming the accuracy of the representations and warranties contained in Section 3.23 of the Merger Agreement and except as set forth in the Company Disclosure Letter or in the exceptions to the representation and warranty contained in Section 4.4 of the Merger Agreement, the execution and delivery of this Agreement by Sprint does not, and the performance by Sprint of its obligations under this Agreement will not, (a) conflict with or violate any law, ordinance or regulation of any Governmental Entity applicable to Sprint or by which any of its assets or properties is bound or (b) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Sprint is a party or by which Sprint is bound, except for any of the foregoing as would not, either individually or in the aggregate, prevent or materially delay or impair the ability of Sprint to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(c) Consents and Approvals. Assuming the accuracy of the representations and warranties contained in Section 3.23 of the Merger Agreement and except as set forth in the Company Disclosure Letter or in the exceptions to the representation and warranty contained in Section 4.4 of the Merger Agreement, the execution and delivery of this Agreement by Sprint does not, and the performance by Sprint of its obligations under this Agreement will not, require Sprint to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity based on the Law of any applicable Governmental Entity, except for any of the foregoing as would not reasonably be expected, either individually or in the aggregate, to prevent or materially delay or impair the ability of Sprint to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

9. Covenants of Shareholders. Each Shareholder hereby covenants and agrees as follows:

(a) In case of a stock dividend or distribution, or any change in Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or that are received in such transaction.

(b) While this Agreement is in effect, such Shareholder shall notify Sprint promptly (and in any event within one business day) in writing of the number of any additional Shares acquired by such Shareholder, if any, after the date hereof.

(c) Except as required in order to comply with such Shareholder’s fiduciary duties as a member of the Company’s Board of Directors, such Shareholder will not take any action that would have the effect of preventing, disabling or delaying such Shareholder from performing its obligations under this Agreement. Without limiting the foregoing, such Shareholder agrees that, except as required in order to comply with such Shareholder’s fiduciary duties as a member of the Company’s Board of Directors, neither such Shareholder nor any of such Shareholder’s representatives or agents will, indirectly or directly, solicit, encourage or initiate the submission of proposals or offers from, or provide any confidential information to, or participate in discussions or negotiations or enter into any agreement or understanding with, any party (other than Sprint and its representatives) concerning the sale of any assets of the Company (other than the sale of inventory in the ordinary course of business) or the sale of any shares of capital stock of, or any merger, combination or similar transaction involving, the Company or any of its subsidiaries. Except as required in order to comply with such Shareholder’s fiduciary duties as a member of the Company’s Board of Directors, such Shareholder agrees to immediately cease any discussions or communications with any other party conducted prior hereto with respect to any of the foregoing.

10. Miscellaneous.

(a) Termination. This agreement shall terminate upon the earlier of (i) the consummation of the Merger and (ii) the termination of the Merger Agreement in accordance with its terms. In addition, this Agreement shall terminate with respect to any Shareholder upon written notice by such Shareholder if such Shareholder is entitled to decline to tender or withdraw tender pursuant to Section 1(b) hereof. The representations and warranties made by the parties herein shall terminate upon such Shareholder’s sale of the Shares to Merger Subsidiary in the Offer, other than such Shareholder’s representations in Section 7(b), 7(g) and 7(h).

(b) Further Assurances. From time to time, at the other party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(c) No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Sprint any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholders, and Sprint shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Shareholders in the voting of any of the Shares, except as otherwise provided herein.

(d) Expenses. All costs and expenses (including legal fees) (i) incurred in connection with the preparation and negotiation of this Agreement shall be paid by the party incurring such expenses and (ii) incurred due to or in connection with any action to enforce the terms of this Agreement shall be paid by the non-prevailing party in such action.

(e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 10(e):

if to Sprint to:

Sprint Corporation
6200 Sprint Parkway
Overland Park, KS 66251
Attention:	General Counsel
Telecopier:	(913) 523-7700
Copy to:	Corporate Secretary
Telecopier:	(913) 794-0144

with a copy to:

King & Spalding LLP
191 Peachtree Street
Atlanta, GA 30303
Attention:	Michael J. Egan
C. William Baxley
Telecopier:	(404) 572-5100

if to William L. Henning, William L. Henning, Jr., John A. Henning, Lena B. Henning or Thomas G. Henning to such Shareholder at:

101 East Thomas Street
Sulphur, LA 70663

with a copy to:

Thomas G. Henning
101 East Thomas Street
Sulphur, LA 70663

if to The 1818 Fund III, L.P. to:

c/o Brown Brothers Harriman & Co.
140 Broadway
New York, NY 10005
Attention:	Lawrence C. Tucker
Telecopier:	(212) 493-8429

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:	Marilyn Sobel
Telecopier:	(212) 492-0027

(f) Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(h) Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of law thereof.

(j) Venue. The parties (i) agree that any suit, action or proceeding arising out of or relating to this Agreement will be brought solely in federal or state court situated in the State of Delaware, (ii) consent to the exclusive jurisdiction of such court in any suit, action or proceeding relating to arising out of this Agreement and (iii) waive any objection that it may have to the laying of venue in any such suit, action or proceeding in such court.

(k) Service of Process. Each party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to this Agreement. Nothing in this Agreement will affect the right of a party to serve process in another manner permitted by Law.

(l) Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND WHETHER MADE BY CLAIM, COUNTER CLAIM, THIRD PARTY CLAIM OR OTHERWISE.

(m) Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(n) Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof.

(o) Public Announcement; Disclosure. Each Shareholder shall consult with Sprint before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and, except as required by Law or regulatory authority after notice to and consultation with the Company, shall not issue any such press release or make any such public statement without the approval of Sprint (which approval shall not be unreasonably withheld or delayed). Each Shareholder hereby authorizes Sprint and Merger Subsidiary to publish and disclose in any announcement or disclosure required by the SEC or the New York Stock Exchange and in the Offer Documents and, if necessary, the Proxy Statement, its identity and ownership of the Shares and the nature of its commitments, arrangements and understandings under this Agreement.

(p) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(q) Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that Sprint shall be permitted to transfer its rights hereunder to any affiliate of Sprint, so long as Sprint continues to be liable for its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person or entity other than the parties hereto any rights or remedies hereunder.

(r) Fiduciary Duties. Notwithstanding anything to the contrary in this Agreement, in the case of any Shareholder who is a director of the Company, the agreements of such Shareholder contained in this Agreement shall not govern, limit or restrict such Shareholder’s ability to exercise his or her fiduciary duties as a director to the shareholders of the Company under applicable Law in his or her capacity as a director of Company.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have signed or have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first above written.

SPRINT CORPORATION

By	/s/ Robert J. Dellinger
Name:	Robert J. Dellinger
Title:	EVP & CFO

WILLIAM L. HENNING, JR.

/s/ William L. Henning
William L. Henning, Jr.

Number of shares owned beneficially and of record:

8,238,613

LENA B. HENNING

/s/ Lena B. Henning
Lena B. Henning

Number of shares owned beneficially and of record:

4,134,528

WILLIAM L. HENNING

/s/ William L. Henning
William L. Henning

Number of shares owned beneficially and of record:

1,662,624

THOMAS G. HENNING

/s/ Thomas G. Henning
Thomas G. Henning

Number of shares owned beneficially and of record:

7,301,460

JOHN A. HENNING, SR.

/s/ John A. Henning, Sr.
John A. Henning, Sr.

Number of shares owned beneficially and of record:

9,214,447

JOHN A. HENNING EXEMPT CLASS TRUST NO. 1

By	/s/ Thomas G. Henning
Thomas G. Henning, as Trustee

Number of shares owned beneficially and of record:

620,996

WILLIAM L. HENNING, JR. EXEMPT CLASS TRUST NO. 1

By	/s/ Thomas G. Henning
Thomas G. Henning, as Trustee

Number of shares owned beneficially and of record:

620,996

THOMAS G. HENNING EXEMPT CLASS TRUST NO. 1

By	/s/ Thomas G. Henning
Thomas G. Henning, as Trustee

Number of shares owned beneficially and of record:

620,996

CAMERON COMMUNICATIONS, L.L.C.

By	/s/ Thomas G. Henning
Thomas G. Henning
Title:	Vice President

Number of shares owned beneficially and of record:

2,634,842

THE 1818 FUND III, L.P.

By	Brown Brothers Harriman & Co.
General Partner

By	/s/ Lawrence C. Tucker
Name:	Lawrence C. Tucker
Title:	General Partner of Brown Brothers Harriman & Co.

Number of shares owned beneficially and of record:

10,038,418

Schedule A

Exceptions

1. As of July 8, 2005, The 1818 Fund II, L.P., a Delaware limited partnership (“1818 Fund”), was the record holder of 10,038,418 shares of Common Stock (the “1818 Shares”). By virtue of the relationship of Brown Brothers Harriman & Co. (“BBH&Co.”) with 1818 Fund, BBH&Co. may be deemed to beneficially own, pursuant to Rule 13d-3 of the Exchange Act, the 1818 Shares. By virtue of the resolution adopted by BBH&Co. designating T. Michael Long (“Long”) and Lawrence C. Tucker (“Tucker”), or either of them, as the sole and exclusive partners of BBH&Co. having voting power (including the power to vote or to direct the vote) and investment power (including the power to dispose or to direct the disposition) with respect to the 1818 Shares, each of Long and Tucker may be deemed to beneficially own, pursuant to Rule 13d-3 of the Exchange Act, the 1818 Shares.

2. Securities Purchase Agreement dated as of October 29, 1999, as amended, between the Company and 1818 Fund.

3. Registration Rights Agreement dated as of October 29, 1999, as amended, between the Company and 1818 Fund.

4. Shareholders Agreement dated as of October 29, 1999, as amended, by and among the Company, 1818 Fund and the shareholders of the Company who are signatories thereto.